Exhibit 10.5

PURCHASE AGREEMENT

Royal Bakery Sourcing and Trading Crop. having its registered office at 405 Old County Road, Belmont, California ("Purchaser”) and Majestic Production, LLC with its registered office at 407 Old County Road, Belmont, California ("Producer”). Purchaser and Producer may be referred to individually as a "Party" and collectively as "Parties”.

WHEREAS, Purchaser desires to buy and Producer desires to sell products available on Producer regular course of business pursuant to the terms and conditions set forth under this Purchase and Sale Agreement (“Agreement”).

NOW, THEREFORE, in consideration of the mutual benefits to be derived, the representations, warranties, conditions and promises contained in this Agreement, and intending to be legally bound by this Agreement effective as of September 1, 2013, the Parties agree as follows.

SALE of PRODUCTS

Sales to Purchaser Subject to, and in accordance with, the conditions and terms of this Agreement, the Producer shall manufacture products on its regular course of business and sell to Purchaser, and Purchaser shall purchase from Producer upon the effective date of this Agreement.

Sales to Others Purchaser has the right to demand Producer to limit selling indistinguishable products to other buyers in the same region to avoid competition with Purchaser. Producer is not limited to making other products for other buyers.

TERM

Initial Term  The initial term of this Agreement shall commence on the effective date of this Agreement and shall end ten (10) years from effective date of this Agreement, unless this Agreement is terminated earlier pursuant to the provisions of this Agreement allowing for termination in the event of a breach or default by either of the Parties ("Early Termination").  Any Early Termination of this Agreement shall be without prejudice to all rights and obligations of the parties accrued under this Agreement prior to such termination.

Renewal Term This Agreement may be extended by either Party for additional period of time to be decided both Parties provided:

(a)  The Party seeking an extension has made a prior written request to extend the agreement to the other Party, such request to be made not more than 24 months and not less than 12 months before the end of the initial term of this Agreement;
(b)  The Party receiving a request to extend the agreement has not rejected the request in a written response to the Party seeking an extension, given not more than 3 months following receipt of the request for extension.

PRICING

All products shall be five percent (5%) less than the regular standard selling price the Producer sale to other buyers in Producer’s ordinary course of business. To maintain this wholesaler discount of five percent, the Purchaser agreed to purchase no less than $500,000 of products from Producers during the initial year $750,000 the second year, $1,000,000 the third year and thereafter to the end of this Agreement.

ORDING

Purchaser and Producer shall setup a Purchase Order (PO) system that is accepted by both Parties. Purchaser will prepare and deliver a PO to Producer with authorized signature(s). The PO shall have all the necessary information of the items to be purchased and the location for Producer to delivery. Producer will prepare the products and delivery according to the instruction on the PO on a timely basis.

BILLING and PAYMENTS

Payment Term Purchaser shall enjoy the same payment terms on regular product that are for sale to other customers in the order course of business.

Disputed Invoices  If either Party, on reasonable grounds, disputes any portion of an item or the entire invoice or the correctness of the amount received in payment of an invoice, then that Party shall, within 10 days of the receipt of such invoice or payment, serve a notice on the other Party indicating the amount and basis of the dispute. Purchaser shall not be required to pay a disputed amount pending resolution of the dispute. The dispute shall be settled by mutual discussion and, if necessary, resolved pursuant to the paragraph of Resolution of Disputes in this Agreement.

INSURANCE COVERAGE

At all times during the term of this Agreement, each Party shall obtain and maintain its own insurance coverage within its ownership sufficient to indemnify that party or any successful claimant against loss or damage arising with respect to that Party. Other than the general insurance coverage, Producer shall include a policy of Food Product Liability Insurance in respect of food industry.  Producer's insurance shall include, but not be limited to:

All Risks (Property and Personal Damage) Operational Insurance in an amount sufficient to cover the average claim within the industry standard, such as Comprehensive and Commercial General Liability Insurance with bodily injury and property damage limits of at least One Million United States Dollars.

CERTIFICATES

Producer shall provide and maintain valid certificates from local Health Department and other regulated government agencies to ensure Producer complies with local and State Health Department’s requirement.

INDEMNIFICATION AND LIABILITY

In addition to Producer's obligations and Purchaser’s remedies provided elsewhere in this Agreement, Producer shall indemnify Purchaser for any loss of or damage to or injury to person, and or any other liabilities, damages, losses and reasonable costs and expenses, including, but not limited to, legal fees and expert witness fees or any claim against Purchaser in respect thereof (collectively, “Damages”) suffered by Purchaser as a direct and foreseeable consequence of Producer's products, where Purchaser suffered Damages.

RESOLUTION OF DISPUTES

Mutual Discussions If any dispute or difference of any kind whatsoever (a "Dispute") arises between the Parties in connection with, or arising out of, this Agreement, the Parties within 30 days shall attempt to settle such Dispute in the first instance by mutual discussions between Purchaser and Producer.

Arbitration If the Dispute cannot be settled within 30 days by mutual discussions, then the Dispute shall be finally settled under the provisions of this Paragraph. Subject as hereinafter provided, any Dispute arising out of or in connection with, this Agreement and not settled may regardless of the nature of the Dispute be submitted by either Party to arbitration and finally settled in accordance with Rules of International Arbitration.

MISCELLANEOUS PROVISIONS

Entire Agreement This Agreement and its accompanying Schedules together represent the entire understanding between the Parties with respect to the subject matter of this Agreement.

Confidentiality Each Party shall hold in confidence all documents and other information, whether technical or operation or on behalf of the other Party that is of a confidential nature and is designated as such.

Governing Law The rights and obligations of the Parties under or pursuant to this Agreement shall be governed by and construed according to the laws of State of California.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day, month and year first mentioned above.

Royal Bakery Sourcing and Trading Crop, Inc.	Majestic Production of Peninsula, LLC.

/s/ Winnie Cheung	/s/ Stephen Wan
By: Winnie Cheung	By: Stephen Wan, CFO of Egg Tart Café United Management, Inc.
Title: Chief Financial Officer	Title: Managing Member